[LOGO] MIDDLE BAY
       OIL COMPANY, INC.
--------------------------------------------------------------------------------
                                  PRESS RELEASE
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE                           FOR FURTHER INFORMATION CONTACT:
                                                STEVE W. HEROD
                                                713/759-6808, EXT. 104



                     MIDDLE BAY OIL COMPANY, INC. ANNOUNCES
                       $100 MILLION CREDIT FACILITY WITH
                       COMPASS BANK AND BANK OF OKLAHOMA

HOUSTON, TEXAS, APRIL 1, 1998...Middle Bay Oil Company, Inc. (NASDAQ:MBOC) today announced the closing of a new $100 million revolving credit facility with Compass Bank (Houston, Texas) as agent and Bank of Oklahoma (Tulsa,Oklahoma) as a participating lender.

The new financing facility closed and was funded on March 27, 1998 concurrently with MBOC's final closing of the tender offer for and acquisition of Enex resources Corporation (NASDAQ:ENEX). MBOC acquired a total of 1,064,032 shares of Enex for $15,966,480 and also retired certain Enex stock options for $826,250, bringing the total cash consideration paid to $16,792,730. The shares tendered by the Enex stockholders represent 79.2% of the total shares outstanding.

Under the new credit facility, MBOC's borrowing base was initially set at $29 million. Approximately $27 million is currently outstanding. The borrowing base will be redetermined on a semi-annual basis.


John J. Bassett, President and Chief Executive Officer of Middle Bay, stated, "We are very pleased to enter into the banking relationship with Compass Bank. The new credit facility gives Middle Bay the financial flexibility needed as we continue to grow the Company. The addition of Compass to our existing relationship with Bank of Oklahoma further strengthens our ability to move quickly as we pursue additional transactions."

Middle Bay Oil Company, Inc. is an independent oil and gas exploration and production company, headquartered in Houston, Texas, with operations in the Gulf Coast and Mid-Continent regions.








                 OFFICES IN HOUSTON, TEXAS AND WICHITA, KANSAS
    1221 Lamar, Suite 1020 - Houston, Texas 77010 - Office: 713/759-6808 -
                               Fax: 713/650-0352